Exhibit 99.1

Press Release

Director/PDMR Share Dealings

February 13, 2015 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that it has been notified today that Ordinary Shares (“Shares”) and American Depositary Shares (“ADSs”) of the Company, as set out below, have been awarded to Persons Discharging Managerial Responsibilities (“PDMRs”) today under the Shire Executive Annual Incentive Plan (“EAIP”) and under deferred stock arrangements related to Shire’s annual bonus plan (“Deferred Bonus”). The Shares and ADSs were acquired today at prices of £50.10 per Share and $233.639 per ADS on the London Stock Exchange and NASDAQ respectively.

PDMR	Award Arrangement	Type of Security	Number of Securities
Flemming Ornskov	EAIP	ADSs	2,501
Tatjana May	EAIP	Shares	1,744
Mark Enyedy	Deferred Bonus	ADSs	455
Ginger Gregory	Deferred Bonus	ADSs	330
Philip Vickers	Deferred Bonus	ADSs	450

The awards will normally be released to PDMRs after a period of three years. One ADS is equal to three Shares.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.
Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX